                                                                     EXHIBIT 3.1


                          CERTIFICATE OF INCORPORATION

                                       OF

                              EAGLE HORIZON, INC.



         1.      The name of the corporation is Eagle Horizon, Inc.

         2. The address of its registered office in the State of Delaware is 1209 Orange Street, the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

         3. The nature of the business or purposes to be conducted or promoted is:

         To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

         4. The total number of shares of common stock which the corporation shall have authority to issue is 10,000 and the par value of each such share is $1.00.

         5. The name and mailing address of each incorporator is as follows:

                 NAME                                ADDRESS
                 ----                                -------
          William Mark Young                         333 Clay Avenue
                                                     Suite 800
                                                     Houston, Texas  77002

          6.       The corporation is to have perpetual existence.

          7. The name and mailing address of the initial director of the corporation is as follows:

              NAME                                   ADDRESS
              ----                                   -------
          Paul A. Frame                              50 Briar Hollow Lane West
                                                     7th Floor
                                                     Houston, Texas  77027

          8. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to adopt, amend or repeal the by-laws of the corporation.

          9. Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation. Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

          10. No director of the corporation shall be personally liable to the corporation or any of its stockholders for monetary damages resulting from a breach of fiduciary duty involving any act or omission of any director; provided, however, that the foregoing provision shall not limit the liability of any director (i) for any breach of such director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Title 8, Section 174 of the Delaware Code or (iv) for any transaction from which such director derived an improper personal benefit.

          11. Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on application in a summary way of this corporation of any creditor or stockholder thereof or on the application of any receiver or its receivers appointed for this corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or a class of creditors, and/or of the stockholders or a class of stockholders for this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

          I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 17th day of December, 1996.




                                        _________________________________
                                        William Mark Young





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
                                                                     EXHIBIT 3.1


                            CERTIFICATE OF AMENDMENT
                                     TO THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                              EAGLE HORIZON, INC.


         Pursuant to the provisions of Section 242 of the General Corporation Law of Delaware, Eagle Horizon, Inc. (the "Company"), a corporation organized and existing under and by virtue of the General Corporation Law of Delaware, does hereby certify:

         FIRST: That the Board of Directors of the Company, by written consent pursuant to Section 141(f) of the General Corporation Law of Delaware, adopted a resolution setting forth and declaring advisable the following proposed amendments to the Certificate of Incorporation of the Company.

         Paragraph 1 of the Certificate of Incorporation of the Company shall be amended to read in its entirety as follows:

                          "The name of the corporation is Eagle Geophysical,
                 Inc."

         Paragraph 4 of the Certificate of Incorporation of the Company shall be amended to read in its entirety as follows:

                          "The aggregate number of shares of stock which the
                 Company shall have authority to issue is 30,000,000, consisting of and divided into:

                          (i) one class of 25,000,000 shares of Common Stock, par value $0.01 per share; and

                          (ii) one class of 5,000,000 shares of Preferred Stock, par value $0.01 per share, which may be divided into and issued in series, as hereinafter provided.

                          The Board of Directors is authorized, subject to
                 limitations prescribed by law and the provisions of this Paragraph 4, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

                          At the time the provisions included herein become
                 effective (the "Effective Date"), each share of Common Stock, par value $1.00 per share, issued and outstanding or held as treasury stock immediately prior to the Effective Date ("Old Common Stock") shall be reclassified and become 3,400 shares of Common Stock, par value $0.01 per share ("New Common Stock"). Each holder of a certificate or certificates which immediately prior to the Effective Date represented issued shares of Old Common Stock (the "Old Certificates," whether one or more) shall be entitled to receive, upon surrender of such Old Certificates to the corporation for cancellation, a certificate or certificates (the "New Certificates," whether one or more) representing the number of shares of the New Common Stock into which and for which the shares of Old Common Stock formerly represented by such Old Certificates so surrendered, are reclassified under the terms hereof."

         Paragraph 10 of the Certificate of Incorporation of the Company shall be deleted and a new Paragraph 10 shall be added to the Certificate of Incorporation to read in its entirety as follows:

                          "A director of the corporation shall not, to the
                 fullest extent permitted by the General Corporation Law of Delaware as the same exists or may hereafter be amended, be liable to the corporation or its stockholders for monetary damages for breach of his or her fiduciary duty to the corporation or its stockholders. The corporation is required to indemnify its directors and officers as provided in the By-laws of the corporation. The affirmative vote of the holders of two-thirds or more of the outstanding stock of the corporation that gives the holder thereof the right to vote for directors and other matters ("Voting Stock") shall be required to amend this Paragraph 10."

         A new Paragraph 12 shall be added to the Certificate of Incorporation of the Company to read in its entirety as follows:

                          "If at any time the corporation has more than ten
                 stockholders, at that time, no action required by the General Corporation Law of Delaware to be taken at an annual or special meeting of the stockholders of the corporation may be taken without a meeting, without prior notice or without a vote. This Paragraph 12 may not be amended without the affirmative vote of holders of at least 80% of the corporation's outstanding Voting Stock."

         A new Paragraph 13 shall be added to the Certificate of Incorporation of the Company to read in its entirety as follows:

                          "It shall be a proper corporate purpose, reasonably
                 calculated to benefit stockholders, for the Board of Directors to base the response of the corporation to any "Acquisition Proposal" on the evaluation by the Board of Directors of what response is in the best interests of the corporation, and for the Board of Directors, in evaluating what response is in the best interests of the corporation, to consider: (i) the best interests of the stockholders and, for this purpose, the Board of Directors shall consider, among other factors, not only the consideration being offered in the Acquisition Proposal, in relation to the market price, but also in relation to the value of the corporation in a freely negotiated transaction and in relation to the estimate by the Board of Directors of the future value of the corporation as an independent entity; and (ii) such other factors as the Board of Directors determines to be relevant, including, among other factors, the social, legal and economic effects upon the corporation's employees, suppliers, customers and business and the communities in which the corporation operates. For purposes of this Paragraph 13, "Acquisition Proposal" means any proposal of any person or entity (a) for a tender offer or exchange offer for any equity security of the corporation, (b) to merge or consolidate the corporation with another corporation, or (c) to purchase or otherwise acquire all or substantially all of the properties and assets of the corporation. The affirmative vote of the holders of two-thirds or more of the outstanding Voting Stock of the corporation shall be required to amend this Paragraph 13."

         A new paragraph 14 shall be added to the Certificate of Incorporation of the Company to read in its entirety as follows:

                 "Certain Business Combinations.

                 Section 1. Approval of Certain Business Combinations. A Business Combination (as hereinafter defined) shall require
                 (i) only such affirmative vote as is required by law and any other provision of this Certificate of Incorporation, if all of the conditions specified in either of Paragraph A or Paragraph B of this Section 1 are met or (ii) if all of the conditions specified in either of Paragraph A or Paragraph B of this Section 1 are not met, in addition to any affirmative vote required by law or this Certificate of Incorporation, the affirmative vote of the holders of at least 80% of the outstanding shares of the Voting Stock of the corporation, voting together as a single class, which affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law.

                          A. Approval by Disinterested Directors. The Business Combination shall have been approved by a majority of the Disinterested Directors (as hereinafter defined).

                          B. Price and Procedure Requirements. All of the following conditions shall have been met:

                                  (i) The aggregate amount of the cash and the Fair Market Value (as hereinafter defined) as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of Common Stock in such Business Combination shall be at least equal to the higher of the following:

                                        (a)     (if applicable) the highest
                 price per share (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder (as hereinafter defined) for any shares of Common Stock or the common stock of any Predecessor Corporation (as hereinafter defined) acquired by it (1) within the two-year period immediately prior to the first public announcement of the terms of the proposed Business Combination (the "Announcement Date") or (2) in the transaction in which it became an Interested Stockholder, whichever is higher; or

                                        (b)     the Fair Market Value per share
                 of Common Stock on the Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder (such later date is referred to in this Paragraph 14 as the "Determination Date"), whichever is higher.

                                  (ii) The aggregate amount of the cash and Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of any other class of outstanding Voting Stock shall be at least equal to the highest of the following (it being intended that the requirements of this Paragraph B(ii) shall be required to be met with respect to every class of outstanding Voting Stock, whether or not the Interested Stockholder has previously acquired any shares of a particular class of Voting Stock);

                                        (a)     (if applicable) the highest
                 price per share (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder for any shares of such class of Voting Stock or a substantially identical class of stock of any Predecessor Corporation acquired by it (1) within the two-year period immediately prior to the Announcement Date or (2) in the transaction in which it became an Interested Stockholder, whichever is higher;

                                        (b)     (if applicable) the highest
                 preferential amount per share to which the holders of shares of such class of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the corporation; or

                                        (c)     the Fair Market Value per share
                 of such class of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher.

                                  (iii) The consideration to be received by holders of a particular class of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as the Interested Stockholder has previously paid for shares of such class of Voting Stock or stock of a Predecessor Corporation. If the Interested Stockholder has paid for shares of any class of Voting Stock or stock of a Predecessor Corporation with varying forms of consideration, the form of consideration for such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock or stock of a Predecessor Corporation previously acquired by it. The price determined in accordance with Paragraphs B(i) and B(ii) of this Section 1 shall be subject to appropriate adjustment in the event of any special dividend or other disposition of material assets other than in the ordinary course of business, stock dividend, stock split, combination of shares or similar event. Whether specific consideration satisfies this subsection shall be determined by vote of a majority of the Disinterested Directors.

                                  (iv)     After such Interested Stockholder
                 has become an Interested Stockholder and prior to the consummation of such Business Combination: (a) except as approved by a majority of the Disinterested Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding stock having preference over the Common Stock as to dividends or upon liquidation; (b) there shall have been (1) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Disinterested Directors, and (2) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction that has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Disinterested Directors; and (c) such Interested Stockholder shall not have become the beneficial owner of any additional shares of Voting Stock except as part of the transaction that results in such Interested Stockholder's becoming an Interested Stockholder.

                                  (v)      After such Interested Stockholder
                 has become an Interested Stockholder, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guaranties, pledges or other financial assistance or any tax credits or other tax advantages provided to or by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

                                  (vi)     A proxy or information statement
                 describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to public stockholders of the corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

                 Section 2. Certain Definitions. For purposes of this Paragraph 14:

                          A. "Business Combination" shall mean any transaction that is referred to in any one or more of the following clauses (i) through (v):

                                  (i)      any merger or consolidation of the
                 corporation or any Subsidiary (as hereinafter defined) with
                 (a) any Interested Stockholder or (b) any other corporation (whether or not itself an Interested Stockholder) that is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Stockholder; or

                                  (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate of any Interested Stockholder of any assets of the corporation or any Subsidiary having an aggregate Fair Market Value of $5 million or more; or

                                  (iii)     the issuance or transfer by the
                 corporation or any Subsidiary (in one transaction or series of transactions) of any securities of the corporation or any Subsidiary to any Interested Stockholder or any Affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $5 million or more; or

                                  (iv) the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by or on behalf of any Interested Stockholder or any Affiliate of any Interested Stockholder; or

                                  (v)      any reclassification of securities
                 (including any reverse stock split), or recapitalization of the corporation, or any merger or consolidation of the corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) that has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of Equity Security (as hereinafter defined) of the corporation or any Subsidiary that is directly or indirectly owned by any Interested Stockholder or any Affiliate of any Interested Stockholder.

                          B. "Person" shall mean any individual, firm, corporation or other entity.

                          C. "Interested Stockholder" shall mean any Person (other than the corporation or any Subsidiary or employee benefit plan of the corporation or any Subsidiary) that:

                                  (i) is the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding Voting Stock; or

                                  (ii)     at any time within the two-year
                 period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding Voting Stock; or

                                  (iii)     is an assignee of or has otherwise
                 succeeded to any shares of Voting Stock or of capital stock of any Predecessor Corporation that were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

                          D. A person shall be a "beneficial owner" of any stock that:

                                  (i) such Person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns directly or indirectly; or

                                  (ii) such Person or any of its Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding; or

                                  (iii)     is beneficially owned, directly or
                 indirectly, by any other Person with which such Person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of such stock.

                          E. For the purpose of determining whether a Person is an Interested Stockholder pursuant to Paragraph C of this Section 2, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of Paragraph D of this Section 2 but shall not include any other shares of Voting Stock that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

                          F. "Affiliate" and "Associate" shall have the meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, as in effect on May 1, 1997.

                          G. "Subsidiary" means any corporation of which a majority of any class of Equity Security is owned, directly or indirectly, by the corporation, provided, however, that for purposes of the definition of Interested Stockholder set forth in Paragraph C of this Section 2, the term "Subsidiary" shall mean only a corporation of which a majority of each class of Equity Security is owned, directly or indirectly, by the corporation.

                          H. "Disinterested Director" means any member of the Board of Directors who is unaffiliated with the Interested Stockholder and was a member of the Board of Directors immediately before the time that the Interested Stockholder became an Interested Stockholder, and any successor of a Disinterested Director who is unaffiliated with the Interested Stockholder and is recommended to succeed a Disinterested Director by a majority of Disinterested Directors then on the Board of Directors.

                          I. "Fair Market Value" means: (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of stock (a) on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, (b) if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on The Nasdaq Stock Market or any system then in use, or, (c) if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Disinterested Directors in good faith; or (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by a majority of the Disinterested Directors in good faith.

                          J. In the event of any Business Combination in which the corporation survives, the phrase "consideration other than cash to be received" as used in Paragraphs B(i) and B(ii) of Section 1 of this Paragraph 14 shall include the shares of Common Stock and the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

                          K. "Equity Security" shall have the meaning ascribed to such term in Section 3(a)(11) of the Securities Exchange Act of 1934, as amended, as in effect on April 1, 1996.

                          L. A "Predecessor Corporation" includes any corporation of which the corporation was at one time a wholly-owned subsidiary, or of which the corporation would be deemed to be a legal successor in interest (by contract or by merger or other operation of law).

                 Section 3. Powers of the Board of Directors. A majority of the Disinterested Directors shall have the power and duty to determine for the purposes of this Paragraph 14, on the basis of information known to them after reasonable inquiry,
                 (i) whether a Person is an Interested Stockholder, (ii) the number of shares of Voting Stock beneficially owned by any Person, (iii) whether a Person is an Affiliate or Associate of another, (iv) whether the assets that are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $5 million or more. A majority of the Disinterested Directors shall have the further power to interpret all of the terms and provisions of this Paragraph 14.

                 Section 4. No Effect on Fiduciary Obligations of Interested Stockholders. Nothing contained in this Paragraph 14 shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

                 Section 5. Amendment of Paragraph 14. Notwithstanding any other provisions of this Certificate of Incorporation, or the Bylaws (and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Incorporation or the Bylaws), the affirmative vote of the holders of 80% or more of the outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal, or adopt any provision inconsistent with, this Paragraph 14 or any provision hereof."

         SECOND: That thereafter, pursuant to resolution of the Board of Directors, the proposed amendment was submitted to the stockholders of the Company, and the necessary number of shares as required by statute was voted in favor of the amendment.

         THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of Delaware.

         FOURTH: That this Certificate of Amendment shall be effective upon the filing hereof.

         IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be executed this ____ day of May, 1997.

                                        EAGLE HORIZON, INC.


                                        By:
                                           ------------------------------
                                            Jay N. Silverman, President





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